Preformed Line Products Announces Second Quarter and First Half 2013 Results

MAYFIELD VILLAGE, Ohio, Aug. 9, 2013 /PRNewswire/ -- Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the second quarter and the first six months of 2013.

Net income for the quarter ended June 30, 2013 decreased 3% to $6,386,000, or $1.17 per diluted share, compared to $6,596,000 or $1.21 per diluted share, for the comparable period in 2012. Currency exchange rates had a negative impact on net income of $138,000 or $.03 per diluted share for the second quarter of 2013.

Net sales in the second quarter of 2013 were $111,716,000, compared to $111,940,000 in the second quarter of 2012. Currency exchange rates had a negative impact on sales of $1,137,000 for the second quarter of 2013.

Net income for the six months ended June 30, 2013 was $11,351,000, or $2.08 per diluted share, compared to $14,729,000, or $2.71 per diluted share for the comparable period in 2012. Currency exchange rates had a negative impact on net income of $326,000 or $.06 per diluted share for the first six months of 2013.

Net sales decreased 5% to $210,405,000 for the first six months of 2013 compared to $220,786,000 in the first six months of 2012. Currency exchange rates had a negative impact on sales of $3,263,000 for the first six months of 2013.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Our second quarter was one of our strongest quarters. With 60 percent of our revenues originating in operations outside of the United States, we were faced with currency headwinds. Excluding the negative impact of translating foreign denominated financial statements into dollars, our sales were up over last year. In addition, our U.S. results were negatively impacted by translation losses of $1.7 million in the quarter and $1.6 million for the year on intercompany loans to our subsidiaries. Although these losses due to intercompany loans are not realized until the loans are repaid, we still recognize these translation losses in our income statement."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Mayfield Village, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas; Albuquerque, New Mexico;, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, Indonesia, Malaysia, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Risk Factors" and "Forward-Looking Statements" in the Company's 2012 Annual Report on Form 10-K filed with the SEC on March 15, 2013 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three month periods ended June 30,		Six month periods ended June 30,
	2013	2012	2013	2012

Net sales	$ 111,716	$ 111,940	$ 210,405	$ 220,786
Cost of products sold	74,167	74,974	141,557	147,808
GROSS PROFIT	37,549	36,966	68,848	72,978

Costs and expenses
Selling	9,291	9,506	18,352	18,402
General and administrative	12,127	12,149	23,607	24,156
Research and engineering	3,571	3,747	7,341	7,402
Other operating expense (income)	2,071	1,890	2,192	1,239
	27,060	27,292	51,492	51,199

OPERATING INCOME	10,489	9,674	17,356	21,779

Other income (expense)
Interest income	134	179	250	316
Interest expense	(105)	(149)	(208)	(345)
Other income	162	209	199	354
	191	239	241	325

INCOME BEFORE INCOME TAXES	10,680	9,913	17,597	22,104

Income taxes	4,294	3,317	6,246	7,375

NET INCOME	$ 6,386	$ 6,596	$ 11,351	$ 14,729

BASIC EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.19	$ 1.24	$ 2.11	$ 2.76

DILUTED EARNINGS PER SHARE
Net Income to PLPC common shareholders	$ 1.17	$ 1.21	$ 2.08	$ 2.71

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.20	$ 0.40

Weighted-average number of shares outstanding - basic	5,368	5,332	5,372	5,333

Weighted-average number of shares outstanding - diluted	5,450	5,441	5,450	5,440

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
Thousands of dollars, except share and per share data	2013	2012

ASSETS
Cash and cash equivalents	$ 31,198	$ 28,120
Accounts receivable, less allowances of $1,944 ($2,039 in 2012)	67,089	61,695
Inventories - net	78,692	86,916
Deferred income taxes	5,884	6,557
Prepaids	9,315	8,381
Other current assets	3,561	2,432
TOTAL CURRENT ASSETS	195,739	194,101

Property, plant and equipment - net	95,718	93,326
Other intangibles - net	12,447	14,038
Goodwill	14,608	15,537
Deferred income taxes	6,624	6,069
Other assets	9,885	9,993

TOTAL ASSETS	$ 335,021	$ 333,064

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ -	$ 217
Current portion of long-term debt	267	251
Trade accounts payable	26,246	21,822
Accrued compensation and amounts withheld from employees	14,295	12,271
Accrued expenses and other liabilities	15,823	23,682
TOTAL CURRENT LIABILITIES	56,631	58,243

Long-term debt, less current portion	12,444	9,322
Other noncurrent liabilities and deferred income taxes	23,151	24,430

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,360,879 and 5,377,937 issued and outstanding, net of 727,579 and 689,472 treasury shares at par, respectively, as of June 30, 2013 and December 31, 2012	10,722	10,756
Common shares issued to Rabbi Trust, 184,511 and 184,036 shares at June 30, 2013 and December 31, 2012	(6,557)	(6,522)
Deferred Compensation Liability	6,557	6,522
Paid in capital	18,672	16,355
Retained earnings	235,052	227,622
Accumulated other comprehensive loss	(21,651)	(13,664)
TOTAL SHAREHOLDERS' EQUITY	242,795	241,069

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 335,021	$ 333,064

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249